As filed with the Securities and Exchange Commission on September 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOWDUPONT INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1224539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o The Dow Chemical Company 2030 Dow Center Midland, MI 48674 (989) 636-1000	c/o E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805 (302) 774-1000

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan

The Dow Chemical Company Amended and Restated 1988 Award and Option Plan

The Dow Chemical Company Employees’ Savings Plan

(Full Title of the Plans)

Stacy L. Fox, Esq.

General Counsel and Secretary

DowDuPont Inc.

974 Centre Road

Wilmington, DE 19805

(302) 774-1000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Charles J. Kalil, Esq. DowDuPont Inc. c/o The Dow Chemical Company 2030 Dow Center Midland, MI 48674 (989) 636-1000	Michael J. Aiello, Esq. Sachin Kohli, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Brandon Van Dyke, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common stock, par value $0.01 per share, of DowDuPont Inc. issuable pursuant to The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan	76,939,570	$61.12(3)(a)(b)	$4,702,550,166.98(3)(a)(b)	$545,025.56
Common stock, par value $0.01 per share, of DowDuPont Inc. issuable pursuant to The Dow Chemical Company Amended and Restated 1988 Award and Option Plan	11,803,210	$31.70(3)(a)(c)	$374,143,640.28(3)(a)(c)	$43,363.24
Common stock, par value $0.01 per share, of DowDuPont Inc. issuable pursuant to The Dow Chemical Company Employees’ Savings Plan	30,000,000(2)	$66.48(3)(a)	$1,994,400,000(3)(a)	$231,150.96
Total	118,742,780			$819,539.76(4)

(1)	DowDuPont Inc. (“DowDuPont” or the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 118,742,780 shares of common stock, par value $0.01 per share, of DowDuPont (the “Common Stock”), available for issuance under (a) The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan (dated as of August 31, 2017, the “2012 Plan”), (b) The Dow Chemical Company Amended and Restated 1988 Award and Option Plan (dated as of August 31, 2017, the “1988 Plan”), and (c) The Dow Chemical Company Employees’ Savings Plan (dated as of August 31, 2017, the “Savings Plan” and, together with the 2012 Plan and the 1988 Plan, collectively, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in outstanding Common Stock.
(2)	Pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of plan participation interests to be offered or sold pursuant to the Savings Plan. No additional registration fee is included for these interests.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon: (a) $66.48, which is the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on September 1, 2017; (b) $42.47, which is the weighted average exercise price for Common Stock subject to the 17,175,862 outstanding stock options granted pursuant to the 2012 Plan; and (c) $31.64, which is the weighted average exercise price for Common Stock subject to the 11,783,403 outstanding stock options granted pursuant to the 1988 Plan.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the Proposed Maximum Aggregate Offering Price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $273,327.70, representing (A) $228,301.76, the dollar amount of the filing fee previously paid by The Dow Chemical Company (“Dow”) that corresponds to 49,827,419 unsold shares registered pursuant to the Registration Statement on Form S-8 (File No. 333-209581) filed by Dow under the Securities Act on February 18, 2016, plus (B) $20,025.83, the dollar amount of the filing fee previously paid by Dow that corresponds to 3,440,570 unsold shares registered pursuant to the Registration Statement on Form S-8 (File No. 333-215975) filed by Dow under the Securities Act on February 9, 2017, plus (C) $25,000.11, the dollar amount of the filing fee previously paid by Dow that corresponds to 4,881,307 unsold shares registered pursuant to the Registration Statement on Form S-8 (File No. 333-207634) filed by Dow under the Securities Act on October 28, 2015. Accordingly, the filing fee transmitted herewith is $546,212.06. The Registrant is the successor registrant to Dow. The offerings under each of the registration statements referenced in clauses (A) through (C) have been terminated and the effectiveness of each registration statement has been terminated pursuant to a Post-Effective Amendment to Form S-8 filed by Dow under the Securities Act.

EXPLANATORY NOTE

Effective August 31, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 (the “Merger Agreement”), by and among the Registrant, The Dow Chemical Company, a Delaware corporation (“Dow”), Diamond Merger Sub, Inc., a Delaware corporation (“Dow Merger Sub”), Orion Merger Sub, Inc., a Delaware corporation (“DuPont Merger Sub”) and E. I. du Pont de Nemours and Company, a Delaware corporation (“DuPont”), (i) Dow Merger Sub merged with and into Dow, with Dow surviving the merger as a wholly owned subsidiary of the Registrant (the “Dow Merger”) and (ii) DuPont Merger Sub merged with and into DuPont, with DuPont surviving the merger as a subsidiary of the Registrant (the “DuPont Merger” and, together with the Dow Merger, the “Mergers”). Upon the consummation of the Mergers, each of Dow and DuPont became subsidiaries of DowDuPont.

Upon completion of the Dow Merger, each share of common stock, par value $2.50 per share, of Dow (the “Dow Common Stock”) (excluding any shares of Dow Common Stock that were held in treasury immediately prior to the effective time of the Dow Merger, which were automatically canceled and retired for no consideration) was converted into the right to receive one fully paid and non-assessable share of Common Stock.

As provided in the Merger Agreement, at the effective time of the Mergers, all options, deferred stock, performance deferred stock and other equity awards relating to shares of Dow Common Stock outstanding immediately prior to the effective time of the Mergers were generally automatically converted into options, deferred stock, performance deferred stock and other equity awards, respectively, relating to shares of Common Stock after giving effect to appropriate adjustments to reflect the Mergers and otherwise generally on the same terms and conditions as applied under the applicable plans and award agreements immediately prior to the effective time of the Mergers.

This Registration Statement is being filed by the Registrant in connection with the registration of the Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Plans, which were assumed by the Registrant in accordance with the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

a)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2017;

b)	Dow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on February 9, 2017;

c)	Dow’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Commission on April 27, 2017 and Dow’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Commission on July 27, 2017;

d)	Dow’s Current Reports on Form 8-K filed with the Commission on January 6, 2017, March 31, 2017, May 15, 2017, July 13, 2017, August 4, 2017 and September 1, 2017;

e)	The Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2016, as filed with the Commission on June 26, 2017;

f)	DuPont’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on February 2, 2017;

g)	DuPont’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Commission on April 25, 2017 and DuPont’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the Commission on July 25, 2017;

h)	DuPont’s Current Reports on Form 8-K filed with the Commission on February 13, 2017, March 31, 2017, May 2, 2017, May 25, 2017, August 4, 2017, August 25, 2017 and September 1, 2017;

i)	The DuPont Retirement Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2016, as filed with the Commission on June 13, 2017;

j)	The description of the Registrant’s Common Stock, which is contained in its Registration Statement on Form S-4, as amended (Reg. No. 333-209869), under the heading “Description of DowDuPont Capital Stock,” including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant or the Savings Plan or The DuPont Retirement Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document which is incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference in this Registration Statement or in any document that the Registrant, the Savings Plan or the DuPont Retirement Savings Plan files after the date of this Registration Statement that also is incorporated by reference in this Registration Statement modifies or supersedes the prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

The Registrant’s Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the Registrant’s Common Stock offered hereby has been passed on by Stacy L. Fox, Esq., General Counsel and Secretary of the Registrant. As of the effective time of the Mergers, Ms. Fox beneficially owned 78,916 shares of Common Stock, including 75,236 shares of which she has the right to acquire beneficial ownership within 60 days under the Registrant’s compensation plans.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, and Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

Under the Merger Agreement, the Registrant has agreed that, from and after the effective time of the Mergers, it will indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the effective time of the Mergers, a director or officer of Dow or DuPont, as applicable, or any of their respective subsidiaries, and each person who was, as of the date of the Merger Agreement or who thereafter commences prior to the effective time of the Mergers, serving as a director or officer of another person at the request of Dow or DuPont, as applicable, or any of their respective subsidiaries, each of which we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time of the Mergers (including the Merger Agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such indemnified party is or was an officer or director of Dow or DuPont, as applicable, or any of their respective subsidiaries or is or was serving at the request of Dow or DuPont, as applicable, or any of their respective subsidiaries, as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the effective time of the Mergers, whether asserted or claimed prior to, at or after the effective time of the Mergers, in each case to the same extent as such indemnified parties were indemnified as of the date of the Merger Agreement by Dow pursuant to Dow’s Certificate of Incorporation, as amended, Dow’s Bylaws, as amended, or the governing or organizational documents of any subsidiary of Dow, or by DuPont pursuant to DuPont’s Restated Certificate of Incorporation, DuPont’s Bylaws, as amended, or the governing organizational documents of any subsidiary of DuPont, as applicable, or any indemnification agreements in existence as of the date of the Merger Agreement.

Under the Merger Agreement, the Registrant has also agreed to maintain for six years following the effective time of the Mergers either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by each of Dow and DuPont and any of their subsidiaries or to provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons arising from facts or events that occurred before the effective time of the Mergers, except that in no event will the annual cost to the Registrant for maintaining such policies exceed 300% of the annual premium paid by Dow or DuPont, as applicable, referred to as the maximum amounts, for any one year policy. If the Registrant cannot obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount. Each of Dow and DuPont may obtain a six-year “tail” policy under such party’s existing directors and officers’ insurance policy providing equivalent coverage in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that it will submit or has submitted the employee benefit plans subject to this Registration Statement and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS to qualify the plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and state as set forth below, on September 1, 2017.

DOWDUPONT INC.

By:	/s/ Jeanmarie F. Desmond
Name: Jeanmarie F. Desmond Title: Co-Controller City: Wilmington State: Delaware

By:	/s/ Ronald C. Edmonds
Name: Ronald C. Edmonds Title: Co-Controller City: Midland State: Michigan

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Edward D. Breen, Howard I. Ungerleider and Stacy L. Fox his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward D. Breen Edward D. Breen	Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2017

/s/ Howard I. Ungerleider Howard I. Ungerleider	Chief Financial Officer (Principal Financial Officer)	September 1, 2017

/s/ Jeanmarie F. Desmond Jeanmarie F. Desmond	Co-Controller (Co-Principal Accounting Officer)	September 1, 2017

/s/ Ronald C. Edmonds Ronald C. Edmonds	Co-Controller (Co-Principal Accounting Officer)	September 1, 2017

/s/ Andrew N. Liveris Andrew N. Liveris	Executive Chairman of the Board of Directors	September 1, 2017

/s/ Lamberto Andreotti Lamberto Andreotti	Director	September 1, 2017

/s/ James A. Bell James A. Bell	Director	September 1, 2017

/s/ Robert A. Brown Robert A. Brown	Director	September 1, 2017

/s/ Alexander M. Cutler Alexander M. Cutler	Director	September 1, 2017

/s/ Jeff M. Fettig Jeff M. Fettig	Director	September 1, 2017

/s/ Marillyn A. Hewson Marillyn A. Hewson	Director	September 1, 2017

/s/ Lois D. Juliber Lois D. Juliber	Director	September 1, 2017

Signature	Title	Date

/s/ Raymond J. Milchovich Raymond J. Milchovich	Director	September 1, 2017

/s/ Paul Polman Paul Polman	Director	September 1, 2017

/s/ Dennis H. Reilley Dennis H. Reilley	Director	September 1, 2017

/s/ James M. Ringler James M. Ringler	Director	September 1, 2017

/s/ Ruth G. Shaw Ruth G. Shaw	Director	September 1, 2017

/s/ Lee M. Thomas Lee M. Thomas	Director	September 1, 2017

/s/ Patrick J. Ward Patrick J. Ward	Director	September 1, 2017

Savings Plan. Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on the 1st day of September, 2017.

The Dow Chemical Company Employees’ Savings Plan

By:	/s/ Maria Curreri

Name: Maria Curreri Title: Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 1, 2017).

4.1*	The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan.

4.2*	The Dow Chemical Company Amended and Restated 1988 Award and Option Plan.

5.1*	Opinion of Counsel.

5.2*	ERISA Qualification Undertaking (in respect of The Dow Chemical Company Employees’ Savings Plan) (contained in Item 9(d)).

23.1*	Consent of Deloitte & Touche LLP, Dow’s Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers, LLP, DuPont’s Independent Registered Public Accounting Firm.

23.3*	Consent of Ankura Consulting Group, LLC.

23.4*	Consent of Plante & Moran, PLLC.

23.5*	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).

24	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.